Second Amendment to Master Agreement

This Second Amendment to Master Agreement is made and entered into by and between Veridisyn Technologies, LLC and Plastic2Oil, Inc. (jointly, “Partners”), effective August 18, 2018.

WHEREAS, on or about December 21, 2017, Partners entered into a Master Agreement;

WHEREAS, on or about April 26, 2018, Partners executed an Amendment to the Master Agreement, effective as of April 20, 2018, amending the Master Agreement in certain respects; and,

WHEREAS, Partners desire to further amend certain provisions of the Master Agreement;

NOW THEREFORE, Partners hereby agree as follows:

1.	The first sentence of Section 2.3 of the Master Agreement, as amended, currently reads as follows: “Notwithstanding anything herein to the contrary, Customer agrees to purchase at least six (6) Processors over the first three years of the Term and at least two (2) Processors shall be ordered by Customer within two hundred forty (240) calendar days of the Effective Date as part of the Initial Order as defined and set forth in Section 7.2.” That sentence in Section 2.3 is further amended to read as follows: “Notwithstanding anything herein to the contrary, Customer agrees to purchase at least six (6) Processors over the first three years of the Term and at least two (2) Processors shall be ordered by Customer within three hundred thirty (330) calendar days of the Effective Date as part of the Initial Order as defined and set forth in Section 7.2.”

2.	The first phrase of Section 7.5 of the Master Agreement, as amended, currently reads as follows: “Commencing with August 1, 2018 and continuing on the anniversary of such date throughout the Term, . . .” That phrase in Section 7.5 is amended to read as follows: “Commencing with November 1, 2018 and continuing on the anniversary of such date throughout the Term, . . .”

3.	The final sentence of Section 7.5 of the Master Agreement currently reads as follows: “Such percentage change in the Index shall be applied to the Price, including application to the Initial Order Price to calculate the Subsequent Order Price, for Purchase Orders and Services dated from such August 1st date to July 31st of the following calendar year.” That sentence in Section 7.5 is amended to read as follows: “Such percentage change in the Index shall be applied to the Price, including application to the Initial Order Price to calculate the Subsequent Order Price, for Purchase Orders and Services dated from such November 1st date to October 31st of the following calendar year.”

All other terms and conditions of the Master Agreement, as amended effective April 20,2018, are unchanged and of full force and effect as written.

Veridisyn Technologies, LLC	Plastic2Oil, Inc.
Robin Curtis	Richard Heddle
Managing Partner	CEO/President
2285 Sweetwater Industrial Blvd.	20 Iroquois St.
Lithia Springs, Ga. 30122	Niagara Falls, NY 14303
+1 (205) 242 – 3963	1 (716) 278 - 0015
r.curtis@genagain.com	rheddle@jbi.net